Exhibit 21.1

SUBSIDIARIES OF MOLECULAR TEMPLATES, INC.

Subsidiary	Jurisdiction
Molecular Templates OpCo, Inc.	Delaware
THLD Enterprises (UK), Limited	United Kingdom